Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consented to the reference to our firm under the caption “Experts” in the Registration Statement previously filed on Form S-3 (No. 333-111945) and related Prospectus of Nanogen, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004 (except Note 15 as to which the date is March 18, 2004), with respect to the consolidated financial statements of Nanogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated by reference into the Registration Statement on Form S-3 dated on or about April 6, 2004 and filed pursuant to Rule 462(b).

ERNST & YOUNG LLP

San Diego, California

April 5, 2004